Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated February 13, 2023 relating to the audited consolidated financial statements of Openmarkets Group Limited and Subsidiaries as of June 30, 2022 and 2021 and for the years ended June 30, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

January 16, 2024

www.mspc.cpa
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